Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Beneficient’s Registration Statement on Form S-8 of our report dated September 29, 2025 on our audits of the consolidated financial statements of Beneficient as of March 31, 2025 and 2024 and for each of the years then ended appearing in Beneficient’s Annual Report on Form 10-K for the year ended March 31, 2025, which includes an explanatory paragraph regarding substantial doubt about Beneficient’s ability to continue as a going concern.

Weaver and Tidwell, L.L.P.

/s/ Weaver and Tidwell, L.L.P.

San Antonio, Texas

December 5, 2025

Weaver and Tidwell, L.L.P.

9311 San Pedro Avenue, Suite 1400 | San Antonio, Texas 78216

Main: 210.737.1042

CPAs AND ADVISORS | WEAVER.COM